Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
OCTOBER 26, 2010

CHESAPEAKE MIDSTREAM PARTNERS, L.P.
DECLARES INITIAL DISTRIBUTION

OKLAHOMA CITY, OKLAHOMA, OCTOBER 26, 2010 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced that the Board of Directors of its general partner declared a prorated quarterly distribution for the 2010 third quarter.

The distribution is the first declared by the Partnership and corresponds to a quarterly distribution of $0.3375 per unit, or $1.35 per unit on an annualized basis.  The initial distribution of $0.2165 per unit was prorated for the 59-day period from the date of the closing of the Partnership’s initial public offering on August 3, 2010 through September 30, 2010 pursuant to the terms of the limited partnership agreement.  The distribution will be payable on November 12, 2010 to all unitholders of record at the close of business on November 5, 2010, together with the distribution to the general partner.

Chesapeake Midstream Partners, L.P. is one of the industry’s largest midstream master limited partnerships and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets.  Headquartered in Oklahoma City, the Partnership's operations are focused on the Barnett Shale and Mid-Continent regions of the U.S.  Further information is available at www.chkm.com.

INVESTOR CONTACT:	MEDIA CONTACTS:	CHESAPEAKE MIDSTREAM PARTNERS, L.P.
Dave Shiels, CFO	Jim Gipson	777 N. W. Grand Boulevard
(405) 935-6224	(405) 935-1310	P.O. Box 18355
dave.shiels@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154